As filed with the Securities and Exchange Commission on May 28, 2024

Registration No. 333-253374
Registration No. 333-259556

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-8

REGISTRATION STATEMENT NO. 333-253374

REGISTRATION STATEMENT NO. 333-259556
UNDER
THE SECURITIES ACT OF 1933

Vitru Limited

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands		Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Rodovia José Carlos Daux, 5500 Torre Jurerê A, 2nd floor Saco Grande, Florianópolis, State of Santa Catarina 88032-005, Brazil +55 (47) 3281-9500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

First Stock Option Plan of Vitru Limited
Vitru Limited Second Stock Option Plan (Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone No.: +1 212-947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF UNSOLD SECURITIES

Vitru Limited (the “Company”), an exempted company incorporated in the Cayman Islands, is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-253374) (the “First Registration Statement”) and the Registration Statement on Form S-8 (File No. 333-259556) (the “Second Registration Statement” and, together with the First Registration Statement, the “Registration Statements” and each a “Registration Statement”), each previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to terminate all offerings and deregister:

•	any and all securities, registered but unsold or otherwise unissued as of the date hereof under (i) the First Registration Statement, filed with the SEC on February 22, 2021, registering the offer and sale of up to an aggregate of 506,276 common shares, U.S.$0.00005 par value per share (“Common Shares”), of the Company issuable under the First Stock Option Plan of Vitru Limited, and (ii) the Second Registration Statement, filed with the SEC on September 15, 2021, registering the offer and sale of up to an aggregate of 970,611 Common Shares of the Company issuable under the Vitru Limited Second Stock Option Plan.

For ease of reference, all share numbers above are as stated in the applicable original Registration Statement, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing date of the applicable Registration Statement.

On April 19, 2024, the Company furnished to the SEC a current report on Form 6-K announcing that, on the same day, its shareholders approved the merger (the “Merger”) of the Company with and into its wholly-owned subsidiary, Vitru Brasil Empreendimentos, Participações e Comércio S.A. (“Vitru Brazil”). In connection therewith, the Company has terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with the undertaking made by the Company in Item 9(a)(3) of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof, and terminates the effectiveness of each of the Registration Statements. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Florianópolis, Brazil, on 28th day of May 2024.

VITRU LIMITED
By:	/s/ William Victor Kendrick de Matos Silva
Name: William Victor Kendrick de Matos Silva
Title: Chief Executive Officer

By:	/s/ Ana Paula Rodrigues
Name: Ana Paula Rodrigues
Title: Chief Operating Officer

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vitru Limited, has signed this registration statement in the city of New York, United States, on the 28th day of May 2024.

COGENCY GLOBAL INC. — Authorized Representative in the United States
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.